Exhibit 99.1

Cbeyond Reports First Quarter 2012 Results

Highest Quarterly Adjusted EBITDA and Free Cash Flow in Company History

ATLANTA--(BUSINESS WIRE)--May 2, 2012--Cbeyond, Inc. (NASDAQ: CBEY), (“Cbeyond”), a managed services provider delivering integrated packages of IT infrastructure and communications services to small and medium sized businesses, including network services, virtual and dedicated servers and cloud PBX, today announced its results for the first quarter ended March 31, 2012, including the highest quarterly adjusted EBITDA and free cash flow in its history.

Recent financial and operating highlights include:

  First quarter 2012 total revenue of $123.8 million, up 4.1% over the first quarter of 2011;
  Adjusted EBITDA of $23.0 million in the first quarter of 2012 compared with $19.4 million in the first quarter of 2011, and $22.6 million in the fourth quarter of 2011 (see page 10 for reconciliation to net income);
  Free cash flow (defined as adjusted EBITDA less cash capital expenditures) of $8.1 million in the first quarter of 2012, compared with ($1.4) million in the first quarter of 2011;
  Net loss of ($1.2) million in the first quarter of 2012, compared with a net loss of ($0.1) million in the first quarter of 2011, which includes $2.3 million of realignment costs;
  Executed construction contracts with Zayo and FiberLight and placed orders for dark fiber network assets to connect more than 700 buildings;
  Redeployed sales and support resources to focus on Cbeyond 2.0 opportunity;
  Average monthly revenue per Core Managed Services customer location (ARPU) of $642 during the first quarter of 2012, compared with $646 in the fourth quarter of 2011 and $668 in the first quarter of 2011; and,
  Reiterated annual guidance for 2012 of $485 million to $490 million of revenue, $85 million to $90 million of adjusted EBITDA, $55 million to $60 million of cash capital expenditures, and $25 million to $35 million of free cash flow.

Financial Overview and Key Operating Metrics

Financial and operating metrics, which include non-GAAP financial measures, for the three months ended March 31, 2012, include:

	For the Three Months Ended March 31,
	2011	2012	Change	% Change
Selected Financial Data (dollars in thousands)
Revenue	$118,978	$123,843	$4,865	4.1%
Operating expenses	$120,511	$125,168	$4,657	3.9%
Operating income (loss)	$(1,533)	$(1,325)	$208	13.6%
Net income (loss)	$(141)	$(1,194)	$(1,053)	N/M
Capital expenditures (total)	$20,962	$17,236	$(3,726)	(17.8%)

Key Operating Metrics and Non-GAAP Financial Measures
Customers (Core Managed Services) at end of period	58,554	62,465	3,911	6.7%
Net customer additions (Core Managed Services)	1,582	296	(1,286)	(81.3%)
Average monthly churn rate (Core Managed Services)	1.3%	1.5%	0.2%	15.4%
Average monthly revenue per Core Managed Services customer	$668	$642	$(26)	(3.9%)
Adjusted EBITDA (in thousands)	$19,386	$22,974	$3,588	18.5%
Cash capital expenditures	$20,778	$14,836	$(5,942)	(28.6%)

Management Comments

“We are pleased with our progress in the 'Cbeyond 2.0’ business transition that we outlined on our February 16, 2012, earnings call. In fact, the first quarter of 2012 showed our highest level of quarterly adjusted EBITDA and free cash flow in our history, as we re-focused a substantial portion of our sales force to address our Cbeyond 2.0 initiative,” said Jim Geiger, chief executive officer of Cbeyond, Inc. “Our early Cbeyond 2.0 efforts have been rewarded as our sequential ARPU decline was the lowest it has been in the previous 12 quarters. We are confident that we are taking the necessary steps to drive ARPU higher in future periods, as we target accounts with more complex business needs.”

Geiger added, “We recently signed major contracts with our fiber construction partners, Zayo and FiberLight, and have placed orders to deliver fiber to over 700 buildings. These relationships validate our delivery model and strategically positions Cbeyond to achieve our goal of having 1,000 buildings lit by the end of 2013. We are also nearly halfway toward reaching our full-year goal of hiring and ramping up 125 direct representatives focused on technology-dependent customers. We are encouraged by their early success in our area of focus - delivering high speed network access and data center services in a complete package to small and medium size businesses.”

First Quarter Financial and Business Summary

Revenues and ARPU

Cbeyond reported revenues of $123.8 million for the first quarter of 2012, an increase of 4.1% from the first quarter of 2011, including $4.0 million of revenues generated through the Cloud Services segment, a 23.5% year-over-year increase. ARPU for the Core Managed Services was $642 in the first quarter of 2012, compared with $646 in the fourth quarter of 2011, and $668 in the first quarter of 2011.

Cost of Service and Gross Margin

Cbeyond’s gross margin was 67.3% in the first quarter of 2012, compared with 66.7% in the fourth quarter of 2011, and 66.7% in the first quarter of 2011. The Company continued to experience ongoing network cost savings associated with the Ethernet conversion initiative.

Adjusted EBITDA and Net Loss

Adjusted EBITDA for the first quarter of 2012 was $23.0 million, as compared with adjusted EBITDA of $22.6 million in the fourth quarter of 2011, and $19.4 million in the first quarter of 2011. Cbeyond reported a net loss of ($1.2) million for the first quarter of 2012 compared with a net loss of ($0.1) million for the first quarter of 2011. The increase in adjusted EBITDA was primarily the result of higher gross margin.

Cash, Cash Equivalents, and Borrowings

Cash and cash equivalents amounted to $4.2 million at the end of the first quarter of 2012, as compared with $8.5 million at the end of the fourth quarter of 2011. The Company also had $4.0 million of outstanding borrowings under its credit facility at March 31, 2012.

Capital Expenditures

Total capital expenditures were $17.2 million during the first quarter of 2012, of which $14.8 million were cash capital expenditures and $2.4 million were non-cash capital expenditures representing Cbeyond’s initial commitments to purchase fiber network assets, which are being paid for over time. Capital expenditures related to Ethernet-over-copper investment in the first quarter of 2012 totaled $0.7 million, as compared with $1.9 million in the fourth quarter of 2011, and cumulative capital expenditures relating to Ethernet-over-copper technology totaled $26.5 million as of March 31, 2012. Capital expenditures were $18.4 million in the fourth quarter of 2011 and $21.0 million in the first quarter of 2011.

Free Cash Flow

Free cash flow, defined as adjusted EBITDA less cash capital expenditures, was $8.1 million in the first quarter of 2012, compared with $4.2 million in the fourth quarter of 2011 and ($1.4) million in the first quarter of 2011. The increase was due to improved adjusted EBITDA and lower capital expenditures resulting from reduced levels of investment on Ethernet-over-copper technology in 2012, as planned.

Business Outlook for 2012

Cbeyond reiterates the following guidance for 2012:

  Revenue of $485 million to $490 million;
  Adjusted EBITDA of $85 million to $90 million;
  Cash capital expenditures of $55 million to $60 million; and
  Free cash flow of $25 million to $35 million.

Regarding capital expenditures, it should be noted that the guidance range of $55 million to $60 million, as well as the resulting $25 million to $35 million of free cash flow (adjusted EBITDA less capital expenditures), relates to cash capital expenditures. Cbeyond has already and may continue to enter into agreements for fiber networks involving long-term commitments that will create additional non-cash capital expenditures this year not included in the guidance range provided above. The assets acquired under these agreements are excluded from the Company’s definition of cash capital expenditures because they do not require significant upfront outlays of cash.

Conference Call

Cbeyond will hold a conference call to discuss this press release Wednesday, May 2, 2012, at 5:00 p.m. EDT. A live broadcast of the conference call will be available on-line at www.cbeyond.net. To listen to the live call, please go to the web site at least 10 minutes early to register, download, and install any necessary audio software. The conference call will also be available by dialing (877) 303-9219 (for domestic U.S. callers) and (760) 666-3559 (for international callers). For those who cannot listen to the live broadcast, an on-line replay will be available shortly after the call and continue to be available for one year.

About Cbeyond

Cbeyond, Inc. (NASDAQ: CBEY) is a leading provider of IT and communications services to more than 62,000 small and medium sized businesses in the U.S. Combining industry-leading virtual and dedicated servers hosted in a fully compliant data center, cloud PBX, secure MPLS enterprise-class networks, robust security services, migration planning and best-in-class real-time management, Cbeyond provides a technology portfolio not generally available to the SMBs they serve. Winning the 2010 Windows Server Hyper-V Cloud Provider of the Year and Hosting Partner of the Year in 2009 and 2010, Cbeyond is an industry leader in delivering virtual and dedicated servers on Windows Server Hyper-V technology. For more information on Cbeyond, visit www.cbeyond.net and follow Cbeyond on Twitter: www.twitter.com/Cbeyondinc.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements identified by words such as "expectations," "guidance," "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "projects" and similar expressions. Such statements are based upon the current beliefs and expectations of Cbeyond's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that might cause future results to differ include, but are not limited to, the following: finalization of operating data, the significant reduction in economic activity, which particularly affects our target market of small businesses; the risk that we may be unable to continue to experience revenue growth at historical or anticipated levels; changes in business climate or other factors affecting our customer base; the risk of unexpected increases in customer churn levels; our ability to manage competitive pricing dynamics in our markets; changes in federal or state regulation or decisions by regulatory bodies that affect Cbeyond; periods of economic downturn or unusual volatility in the capital markets or other negative macroeconomic conditions that could harm our business, including our access to capital markets and the impact on certain of our customers to meet their payment obligations; the timing of the initiation, progress or cancellation of significant contracts or arrangements; the mix and timing of services sold in a particular period; our ability to recruit and maintain experienced management and personnel; rapid technological change and the timing and amount of start-up costs incurred in connection with the introduction of new services or the entrance into new markets; our ability to maintain or attract sufficient customers in existing or new markets; our ability to respond to increasing competition; our ability to manage the growth of our operations; changes in estimates of taxable income or utilization of deferred tax assets which could significantly affect the Company's effective tax rate; pending regulatory action relating to our compliance with customer proprietary network information; the risk that the anticipated benefits, growth prospects and synergies expected from our acquisitions may not be fully realized or may take longer to realize than expected; the possibility that economic benefits of future opportunities in an emerging industry may never materialize, including unexpected variations in market growth and demand for the acquired products and technologies; delays, disruptions, costs and challenges associated with integrating acquired companies into our existing business, including changing relationships with customers, employees or suppliers; unfamiliarity with the economic characteristics of new geographic markets; ongoing personnel and logistical challenges of managing a larger organization; our ability to retain and motivate key employees from the acquired companies; external events outside of our control, including extreme weather, natural disasters, pandemics or terrorist attacks that could adversely affect our target markets; our ability to implement and execute successfully our new strategic focus; our ability to expand fiber availability; the extent to which small and medium sized businesses continue to spend on cloud, network and security services; our ability to recruit, maintain and grow a sales force focused exclusively on our technology-dependent customers; our ability to integrate new products into our existing infrastructure; the effects of realignment activities; the extent to which our customer mix becomes more technology-dependent; our ability to achieve future cost savings related to our capital expenditures and investment in Ethernet technology; and general economic and business conditions. You are advised to consult any further disclosures we make on related subjects in the reports we file with the SEC, including the "Risk Factors" in our most recent annual report on Form 10-K, together with updates that may occur in our quarterly reports on Form 10-Q and Current Reports on Form 8-K. Such disclosure covers certain risks, uncertainties and possibly inaccurate assumptions that could cause our actual results to differ materially from expected and historical results. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Key Operating Metrics and Non-GAAP Financial Measures

In this press release, the Company uses several key operating metrics and non-GAAP financial measures. The Company defines each of these metrics and provides a reconciliation of non-GAAP financial measures to the most directly comparable generally accepted accounting principles in the United States, or GAAP, financial measure. These financial measures and operating metrics are a supplement to GAAP financial information and should not be considered as an alternative to, or more meaningful than, net income, cash flow or operating income as determined in accordance with GAAP.

Adjusted EBITDA is not a substitute for operating income, net income, or cash flow from operating activities as determined in accordance with GAAP, as a measure of performance or liquidity. The Company defines EBITDA as net income (loss) before interest, income taxes, depreciation and amortization. However, the Company uses adjusted EBITDA, also a non-GAAP financial measure, to further exclude, when applicable, non-cash share-based compensation, public offering or acquisition-related transaction costs, purchase accounting adjustments, gain or loss on asset dispositions and non-operating income or expense. On a less frequent basis, adjusted EBITDA may exclude charges for employee severances, asset or facility impairments, and other exit activity costs associated with a management directed plan. Information relating to adjusted EBITDA is provided so that investors have the same data that management employs in assessing the overall operation of the Company’s business.

Adjusted EBITDA allows the chief operating decision maker to assess the performance of the Company’s business on a consolidated basis that corresponds to the measure used to assess the ability of its operating segments to produce operating cash flow to fund working capital needs, to service debt obligations and to fund capital expenditures. In particular, adjusted EBITDA permits a comparative assessment of the Company’s operating performance, relative to a performance based on GAAP results, while isolating the effects of depreciation and amortization, which may vary among segments without any correlation to their underlying operating performance, and of non-cash share-based compensation, which is a non-cash expense that varies widely among similar companies.

Free cash flow represents the cash that a company is able to generate after cash expenses and capital expenditures necessary to maintain or expand its asset base. The Company defines free cash flow as adjusted EBITDA less cash capital expenditures. Cbeyond believes that free cash flow is an important metric for investors in evaluating how a company is currently using cash generated, and may indicate its ability to generate cash that can potentially be used by the business for capital investments, acquisitions, reduction of debt, payment of dividends or share repurchases. Internally, Cbeyond has also begun to focus on free cash flow as an important operating performance metric and has designed its corporate bonus compensation plan to utilize free cash flow as a component. However, free cash flow is not a measure of financial performance under GAAP and may not be comparable to similarly titled measures reported by other companies. Additionally, the Company does not present or manage free cash flow on a segment basis.

CBEYOND, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2012

Revenue:
Customer revenue	$117,476	$121,920
Terminating access revenue	1,502	1,923
Total revenue	118,978	123,843

Operating expenses:
Cost of revenue	39,596	40,484
Selling, general and administrative	64,453	65,808
Depreciation and amortization	16,462	18,876
Total operating expenses	120,511	125,168

Operating income (loss)	(1,533)	(1,325)

Other income (expense):
Interest expense	(100)	(127)
Other income (expense), net	1,210	-
Total other income (expense)	1,110	(127)

Income (loss) before income taxes	(423)	(1,452)

Income tax (expense) benefit	282	258

Net income (loss)	$(141)	$(1,194)

Earnings per common share
Basic	$-	$(0.04)
Diluted	$-	$(0.04)

Weighted average number of common shares outstanding
Basic	29,797	29,066
Diluted	29,797	29,066

CBEYOND, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	March 31,
	2011	2012
ASSETS
Current assets
Cash and cash equivalents	$8,521	$4,192
Accounts receivable, gross	27,479	26,467
Less: Allowance for doubtful accounts	(2,608)	(2,442)
Accounts receivable, net	24,871	24,025
Other assets	11,526	12,174
Total current assets	44,918	40,391

Property and equipment, gross	486,273	500,946
Less: Accumulated depreciation and amortization	(325,803)	(341,797)
Property and equipment, net	160,470	159,149
Other assets	35,684	35,686
Total assets	$241,072	$235,226

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$14,467	$13,317
Other current liabilities	53,760	47,650
Total current liabilities	68,227	60,967

Non-current liabilities	8,858	8,748
Non-current capital lease obligations	-	2,400

Stockholders' equity
Common stock	289	293
Additional paid-in capital	311,370	313,687
Accumulated deficit	(147,672)	(150,869)
Total stockholders' equity	163,987	163,111
Total liabilities and stockholders' equity	$241,072	$235,226

CBEYOND, INC. AND SUBSIDIARIES
Selected Quarterly Financial Data and Operating Metrics
(Dollars in thousands, except for Other Operating Data)
(Unaudited)

	Mar. 31	Jun. 30	Sep. 30	Dec. 31	Mar. 31
	2011	2011	2011	2011	2012
Revenues
Core Managed Services (Established Markets)	$111,824	$112,583	$113,792	$114,023	$114,003
Core Managed Services (Emerging Markets)	3,954	4,472	4,976	5,539	6,001
Total Core Managed Services	115,778	117,055	118,768	119,562	120,004
Cloud Services	3,234	3,612	3,865	3,902	3,994
Eliminations	(34)	(73)	(104)	(143)	(155)
Total Revenues	$118,978	$120,594	$122,529	$123,321	$123,843

	Mar. 31	Jun. 30	Sep. 30	Dec. 31	Mar. 31
	2011	2011	2011	2011	2012
Adjusted EBITDA
Core Managed Services (Established Markets)	$47,592	$47,201	$48,202	$48,702	$51,402
Core Managed Services (Emerging Markets)	(2,371)	(2,085)	(1,893)	(1,372)	(353)
Total Core Managed Services	45,221	45,116	46,309	47,330	51,049
Cloud Services	852	616	397	349	466
Corporate	(26,687)	(26,391)	(27,829)	(25,120)	(28,541)
Total Adjusted EBITDA	$19,386	$19,341	$18,877	$22,559	$22,974

Adjusted EBITDA Margin (As % of Market-Level Core Managed Services Revenue)
Core Managed Services (Established Markets)	42.6%	41.9%	42.4%	42.7%	45.1%
Core Managed Services (Emerging Markets)	(60.0%)	(46.6%)	(38.0%)	(24.8%)	(5.9%)
Total Core Managed Services	39.1%	38.5%	39.0%	39.6%	42.5%

Adjusted EBITDA margin (As % of Cloud Services Revenue)
Cloud Services	26.3%	17.1%	10.3%	8.9%	11.7%

Adjusted EBITDA margin (As % of Total Revenue)
Corporate	(22.4%)	(21.9%)	(22.7%)	(20.4%)	(23.0%)
Total Adjusted EBITDA	16.3%	16.0%	15.4%	18.3%	18.6%

CBEYOND, INC. AND SUBSIDIARIES
Selected Quarterly Financial Data and Operating Metrics
(Dollars in thousands, except for Other Operating Data)
(Unaudited)

	Mar. 31	Jun. 30	Sep. 30	Dec. 31	Mar. 31
	2011	2011	2011	2011	2012
Cash Capital Expenditures
Core Managed Services (Established Markets)	$8,513	$7,938	$10,809	$7,540	$5,170
Core Managed Services (Emerging Markets)	649	416	615	960	414
Total Core Managed Services	9,162	8,354	11,424	8,500	5,584
Cloud Services	557	1,482	1,301	1,478	1,360
Corporate	11,059	9,348	6,548	8,391	7,892
Total Cash Capital Expenditures	$20,778	$19,184	$19,273	$18,369	$14,836

Non-cash Capital Expenditures
Capital Leases	$-	$-	$-	$-	$2,400
Leasehold Improvements	$184	$(97)	$-	$-	$-
Total Capital Expenditures	$20,962	$19,087	$19,273	$18,369	$17,236

	Mar. 31	Jun. 30	Sep. 30	Dec. 31	Mar. 31
	2011	2011	2011	2011	2012
Other Operating Data
Customers (Core Managed Services) (At Period End)	58,554	59,665	61,125	62,169	62,465
Net Customer Additions (Core Managed Services)	1,582	1,111	1,460	1,044	296
Average Monthly Churn Rate (Core Managed Services) (1)	1.3%	1.3%	1.4%	1.4%	1.5%
Average Monthly Revenue Per Core Managed Services Customer (2)	$668	$660	$656	$646	$642

(1) Calculated for each period as the average of monthly churn, which is defined for a given month as the number of customer locations disconnected in that month divided by the number of customer locations on the Company’s network at the beginning of that month.

(2) Calculated as the revenue for a period divided by the average of the number of customer locations at the beginning of the period and the number of customer locations at the end of the period, divided by the number of months in the period.

CBEYOND, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure
(In thousands)
(Unaudited)

	Mar. 31	Jun. 30	Sep. 30	Dec. 31	Mar. 31
	2011	2011	2011	2011	2012

Reconciliation of Free Cash Flow and Adjusted EBITDA to Net income (loss):
Free cash flow	$(1,392)	$157	$(396)	$4,190	$8,138
Cash capital expenditures	20,778	19,184	19,273	18,369	14,836
Adjusted EBITDA	$19,386	$19,341	$18,877	$22,559	$22,974
Depreciation and amortization	(16,462)	(17,496)	(16,842)	(19,095)	(18,876)
Non-cash share-based compensation	(4,286)	(3,345)	(2,920)	(3,598)	(3,783)
MaximumASP purchase accounting adjustment	(64)	-	418	162	-
Transaction costs	(107)	-	(47)	-	-
Realignment costs	-	-	-	-	(1,640)
Interest expense	(100)	(127)	(136)	(137)	(127)
Other income (expense), net	1,210	-	-	1	-
Income tax (expense) benefit	282	(49)	(491)	(4,918)	258
Net income (loss)	$(141)	$(1,676)	$(1,141)	$(5,026)	$(1,194)

CBEYOND, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measure to GAAP Financial Measure
(In thousands)
(Unaudited)

	Mar. 31	Jun. 30	Sep. 30	Dec. 31	Mar. 31
	2011	2011	2011	2011	2012

Reconciliation of Core Managed Services ARPU:
Total revenue	$118,978	$120,594	$122,529	$123,321	$123,843
Cloud Services revenue	(3,234)	(3,612)	(3,865)	(3,902)	(3,994)
Intersegment eliminations	34	73	104	143	155
Core Managed Services net revenue (A)	$115,778	$117,055	$118,768	$119,562	$120,004

Average Core Managed Services customers (B)	57,763	59,110	60,395	61,647	62,317

Core Managed Services ARPU (A/B)	$668	$660	$656	$646	$642

CBEY-F CBEY-G

CONTACT:
Cbeyond, Inc.
Robert Fugate, 678-424-2404
Executive Vice President & Chief Financial Officer
bob.fugate@cbeyond.net